Exhibit 99.3

Sandalwood Ventures, Ltd. and Eco-Tek Group Inc.

Unaudited Pro Forma Balance Sheet

March 31, 2012

The following unaudited pro forma balance sheet gives effect to the Share Exchange Agreement entered into between Sandalwood Ventures, Ltd., a Nevada corporation (“Sandalwood” or the “Company”) and Eco-Tek Group Inc., an Ontario corporation organized pursuant to the laws of the province of Ontario, Canada (“Eco-Tek”) on May 4, 2005. The unaudited pro forma balance sheet has been prepared from the historical financial statements of Sandalwood and Eco-Tek and should be read in conjunction therewith.

On June 29, 2012 the Company consummated a Share Exchange Agreement, whereby it acquired 100% of the shares of Eco-Tek in exchange for the issuance of 125,000,000 shares of common stock of the Company, par value $0.001 and 1,000 shares of Series A preferred stock of the Company, par value $0.001. As a result of the transaction, the former shareholders of Eco-Tek will have received approximately 49.8% ownership of the Company’s common stock and 100% ownership of the Company’s Series A preferred stock, providing them 51% voting rights in the Company.

The above transaction has been accounted for as a reverse merger (recapitalization) with the Company being deemed the legal acquirer and Eco-Tek being deemed the accounting acquirer. Accordingly, the historical financial information presented in the financial statements is that of Eco-Tek (since May 4, 2005, the date of inception) as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital. The basis of the assets and liabilities of Eco-Tek, the accounting acquirer, has been carried over in the recapitalization. The terms of the Agreement were consummated on June 29, 2012 and Sandalwood now owns 100% of the equity interests of Eco-Tek.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company. The unaudited pro forma financial statement information should be read in conjunction with the Company’s audited financial statements as of June 30, 2011.

	Historical
	Sandalwood	Eco-Tek	Pro forma		Consolidated
	Ventures Ltd	Group Inc.	Adjustments		Pro forma
	March 31, 2012
Assets
Current assets
Cash	$2,826	$5,834	$-		$8,660
Account receivable	-	55,863	-		55,863
Inventory	-	25,908	-		25,908
Income tax recoverable	-	13,263	-		13,263
Prepaid and sundry assets	215	2,884	-		3,099
Total current assets	3,041	103,752	-		106,793
Long term assets
Equipment	-	9,234	-		9,234
Total assets	$3,041	$112,986	$-		$116,027

Liabilities and stockholders' deficit
Current liabilities
Account payable	$14,272	$46,462	$-		$60,734
Accrued liabilities	-	69,903	-		69,903
Convertible notes payable	84,957	-	-		84,957
Advances from stockholders	-	417,225	-		417,225
Total current liabilities	99,229	533,590	-		632,819

Stockholders' deficit
Common stock	1,195,820	407,684	125,000	1
			(407,684)	1	1,320,820
Additional paid in capital	(1,001,663)	87,719	(7,661)	1	(921,605)
Accumulated and ther comprehensive loss	-	(39,687)	-		(39,687)
Accumulated deficit	(290,345)	(876,320)	290,345	1	(876,320)
Total stockholders' deficit	(96,188)	(420,604)	-		(516,792)
Total liabilities and stockholders' deficit	$3,041	$112,986	$-		$116,027

1
To record the reverse merger and recapitalization of Eco-Tek Group Inc. including the elimination of Sandalwood Ventures Ltd.’s accumulated deficit,  adjustment of additional paid-in capital and the issuance of 125,000,000 common shares at a par value of $0.001.